As filed with the Securities and Exchange Commission on ___________
Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AUTONATION, INC.
(Exact Name of Registrant as specified in its charter)

DELAWARE	73-1105145
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
110 S.E. 6TH STREET
FT. LAUDERDALE, FLORIDA 33301
(Address including zip code of Principal Executive Offices)

AUTONATION, INC. DEFERRED COMPENSATION PLAN
(Full title of the plan)

Jonathan P. Ferrando, Esq.
Executive Vice President,
General Counsel and Secretary
AutoNation, Inc.
110 S.E. 6th Street
Ft. Lauderdale, FL 33301
954-769-6000

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Proposed
		Maximum Offering	Proposed Maximum
	Amount to be	Price Per	Aggregate	Amount of
Title of Securities to be Registered	Registered	Obligation (2)	Offering Price (2)	Registration Fee
Deferred Compensation Obligations (1)	$ 50,000,000.00	100%	$ 50,000,000.00	$ 5,350.00

(1)	The Deferred Compensation Obligations are unsecured obligations of AutoNation, Inc. (the “Company”) to pay deferred compensation in the future in accordance with the terms of the AutoNation, Inc. Deferred Compensation Plan (the “Plan”).

(2)	Estimated solely for the purpose of determining the registration fee.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933 (the “1933 Act”) and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
     The following documents filed with the Securities and Exchange Commission (the “Commission”) by AutoNation, Inc. pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated herein by reference.
(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2004;

(2)	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; and

(3)	The Company’s Current Reports on Form 8-K, other than information furnished pursuant to Item 2.02 or Item 7.02 of Form 8-K, filed with the Commission on July 27, 2005; July 14, 2005; June 15, 2005; March 31, 2005; February 4, 2005; and January 3, 2005.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, other than information furnished pursuant to Item 2.02 or Item 7.02 of Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES
     This Registration Statement covers deferred compensation obligations of AutoNation, Inc. under the AutoNation, Inc. Deferred Compensation Plan (the “Plan”).
     Following is a summary of the Plan, which is qualified in its entirety by reference to the Plan document, a copy of which has been filed with the Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 23, 2005. The purpose of the Plan is to allow a select group of management and highly-compensated employees to defer receipt of compensation pursuant to agreements specifying the deferral of base salary, bonus, or commissions approved by the plan administrator. The deferred compensation obligations of the Company under such agreements (the “Obligations”) will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan.
     The amounts of the Obligations include compensation deferred by participants, Company discretionary contributions (if any), and investment returns, positive or negative, thereon that are credited to the account(s) in accordance with the terms of the Plan. Each Obligation is payable in cash either in a lump sum distribution or in installments following a participant’s retirement, termination of employment, death, disability or other date(s)

selected by the participant at the time of his or her compensation deferral election. In the event of an unforeseeable emergency, a participant may be permitted an earlier cash distribution.
     Investment returns on the Obligations are based on one or more investment funds selected by a participant from among those made available by the Deferred Compensation Committee appointed by the Board of Directors (the “Committee”), which administers the Plan, and such selected investment funds may vary from time to time. Each participant’s Obligation will be adjusted to reflect the positive or negative investment result of the selected investment option. However, at no time will any participant have an actual ownership interest in the selected investment.
     The Plan may be amended, modified or terminated at any time, provided that such amendment, modification or termination may not adversely affect benefits already accrued without the consent of the affected participants. In no event will payments be made to participants as a result of a termination of the Plan in violation of the regulations promulgated under Code section 409A of the Internal Revenue Code of 1986, as amended. There is no trading market for the Obligations.
     The Obligations are not, prior to payment, subject in any manner, either voluntarily or involuntarily, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment except by a written designation of a beneficiary under the Plan, by written will, by the laws of descent and distribution, or in accordance with a domestic relations order.
     The Obligations are not convertible into any other security of the Company. Other than a trustee under a grantor trust established by the Company, no trustee has been appointed to take action with respect to the Obligations, and each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations.
ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL
     C. Coleman Edmunds, Vice President, Deputy General Counsel and Assistant Secretary, has given his opinion about certain legal matters affecting the deferred compensation obligations registered under this Registration Statement. Mr. Edmunds may be a participant in the Plan.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     The Company’s Third Amended and Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach by a director of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends, or for unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.
     Article VII of the Amended and Restated By-Laws of the Company (the “Bylaws”) provides that to the fullest extent and in the manner permitted by the laws of the State of Delaware or any other applicable law and specifically as is permitted under Section 145 of the General Corporation Law of the State of Delaware, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     The Bylaws provide that the Company’s obligation to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made (i) unless the indemnified person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company or (ii) in the event such person seeking indemnity was adjudged to be liable to the Company, unless the court, in its discretion, believes that in light of all the circumstances indemnification should nonetheless apply.
     The Bylaws provide that any decision as to indemnification shall be made: (a) by a majority vote of the directors who are not parties to such action, suit or proceeding (“disinterested directors”), even though less than a quorum; (b) by a committee of disinterested directors designated by a majority vote of all disinterested directors, even though less than a quorum; (c) if there are no such disinterested directors, or if such directors so direct, by independent legal counsel in a written opinion; or (d) by the stockholders. However, the Bylaws provide that a present or former director or officer of the Company who has been successful on the merits or otherwise in defense of any action, suit or proceeding for which indemnification would be appropriate as described above shall be indemnified without the necessity of authorization in the specific case.
     The Bylaws provide that the Company shall pay expenses incurred by an officer or director in defending a civil, criminal administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by such person to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. Indemnification pursuant to these provisions is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer.
     The Company may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company. Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
     Not applicable.
ITEM 8. EXHIBITS
3.1	Third Amended and Restated Certificate of Incorporation of AutoNation, Inc. (incorporated by reference to Exhibit 3.1 to AutoNation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

3.2	Amended and Restated Bylaws of AutoNation, Inc. (incorporated by reference to Exhibit 3.2 to AutoNation’s Current Report on Form 8-K dated December 8, 2000).

4.1	AutoNation, Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to AutoNation’s Current Report on Form 8-K dated November 23, 2005).

5.1	Opinion of C. Coleman Edmunds, Esq.

23.1	Consent of KPMG LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of C. Coleman Edmunds, Esq. (included in Exhibit 5.1).

24.1	Powers of attorney (included on the signature pages hereof).

ITEM 9. REQUIRED UNDERTAKINGS
     (a) The undersigned Company hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
               PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 30th day of November, 2005.

AutoNation, Inc.

By:	/s/ Michael J. Jackson

Name:	Michael J. Jackson
Title:	Chairman of the Board and Chief Executive Officer
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints, Michael J. Jackson and Jonathan P. Ferrando his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable in order to enable AutoNation, Inc. to comply with the Securities Act of 1933, as amended (the “1933 Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement on Form S-8 under the 1933 Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Jackson	Chairman of the Board and Chief Executive Officer	November 30, 2005
Michael J. Jackson	(Principal Executive Officer)

/s/ Craig T. Monaghan	Executive Vice President and Chief Financial Officer	November 30, 2005
Craig T. Monaghan	(Principal Financial Officer)

/s/ J. Alexander McAllister	Vice President — Corporate Controller	November 30, 2005
J. Alexander McAllister	(Principal Accounting Officer)

/s/ Robert J. Brown	Director	November 30, 2005
Robert J. Brown

Signature	Title	Date

/s/ J.P. Bryan	Director	November 30, 2005
J.P. Bryan

/s/ Rick L. Burdick	Director	November 30, 2005
Rick L. Burdick

/s/ William C. Crowley	Director	November 30, 2005
William C. Crowley

/s/ Edward S. Lampert	Director	November 30, 2005
Edward S. Lampert

/s/ Michael E. Maroone	Director, President and Chief Operating Officer	November 30, 2005
Michael E. Maroone

/s/ Irene B. Rosenfeld	Director	November 30, 2005
Irene B. Rosenfeld

EXHIBIT INDEX
3.1	Third Amended and Restated Certificate of Incorporation of AutoNation, Inc. (incorporated by reference to Exhibit 3.1 to AutoNation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

3.2	Amended and Restated Bylaws of AutoNation, Inc. (incorporated by reference to Exhibit 3.2 to AutoNation’s Current Report on Form 8-K dated December 8, 2000).

4.1	AutoNation, Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to AutoNation’s Current Report on Form 8-K dated November 23, 2005).

5.1	Opinion of C. Coleman Edmunds, Esq.

23.1	Consent of KPMG LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of C. Coleman Edmunds, Esq. (included in Exhibit 5.1).

24.1	Powers of attorney (included on the signature pages hereof).